UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 26 , 2022

(Date of earliest event reported)

RELIANCE GLOBAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	001-40020	46-3390293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Blvd. of the Americas, Suite 105 Lakewood, NJ	08701
(Address of principal executive offices)	(Zip Code)

732-380-4600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.086 par value per share	RELI	The Nasdaq Capital Market
Series A Warrants to purchase shares of common stock, par value $0.086 per share	RELIW	The Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement

On April 26, 2022, Reliance Global Group, Inc. (the “Company”) entered into an agreement (the “APA”) with Barra &Associates, LLC (“Seller”) pursuant to which the Company purchased all of the assets of Barra & Associates, LLC for a purchase price in the amount of $7,500,000 to be paid to Barra in cash, with $6,000,000 paid at closing, $1,125,000 payable in six months from closing, and a final earnout of $375,000 payable over two years from closing based upon meeting stated milestones. The APA contains standard, commercial representations and warranties and covenants. Closing of the acquisition (“Acquisition”) occurred simultaneously with the execution of the APA. The source of the cash payment is $980,000 in working capital of the Company and $6,520,000 in funds borrowed from Oak Street Lending (“Loan”), its existing lender pursuant to a Fifth Amendment to Credit Agreement and Promissory Note, of even date. The purchase price is subject to post-closing adjustment to reconcile certain pre-closing credits and liabilities of the parties.

On April 26, 2022, the Company closed on the Acquisition and also closed on the Loan.

The terms of the Loan are as follows:

○	Principal amount is $6,520,000
○	Interest rate is Prime + 2.50%.Except that during the initial period of the loan, the rate is Prime + 2.75%.
○	The term of the loan is ten years.
○	The service fee is .50% per year.

On April 26, 2022, the Company also entered into an Employment Agreement with Mr. Barra. The summary of terms is as follows. The term of the Agreement is three years. Mr. Barra’s annual base salary is $200,000, and he is entitled to receive 5,000 shares of Company common stock (restricted as to resale under Section 4(a)(2) of the Securities Act of 1933, as amended), within 60 days of the end of each calendar quarter in which he is employed by the Company. He is entitled to participate in and receive all benefits generally available to officers of the Company of equivalent rank. He is also entitled to three weeks’ paid vacation per year, and is the subject of a two year noncompete following termination of his employment with the Company.

Item 2.01 Completion of Acquisition or Disposition of Assets

See Item 1.01 above.

Item 2.03 Creation of a Direct Financial Obligation

See Item 1.01 above.

Item 5.02 Appointment of an Officer

On April 26, 2022, Grant Barra was appointed Senior Vice President of the Company. Mr. Barra brings over 18 years of experience in the insurance industry. In 2008, he founded Barra & Associates, which quickly grew to become a recognized provider of both personal and commercial insurance products, including property and casualty, life, health and other insurance products. Along with founding Barra & Associates, he served in a leadership role for a single life carrier, where he focused on recruitment, development, and motivating independent agents to sell life insurance products. Earlier in his career, he founded Grant Barra Agency, providing all lines of insurance policies under a captive agency agreement. Mr. Barra received a Bachelor of Science in Business Administration from DeVry University, in addition to earning a certificate in contract law with Harvard University (HarvardX). He is a Chartered Leadership Fellow and a member of the Life Underwriting Training Council at The American College of Financial Services.

Mr. Barra’s employment agreement is described in Item 1.01.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement with Barra and Associates
10.2	Loan Agreement with Oak Street Lending
10.3	Barra Employment Agreement with Grant Barra
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RELIANCE GLOBAL GROUP, INC.

Dated: May 2, 2022	By:	/s/ Ezra Beyman
Ezra Beyman
Chief Executive Officer